                                                                   EXHIBIT 10.10



                           REVOLVING CREDIT AGREEMENT



                                     between



                                  BARNETT INC.
                                   "Borrower"



                                       and



                      FIRST UNION NATIONAL BANK OF FLORIDA
                                     "Bank"




                              Dated: April 3, 1996

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----

1.  DEFINITIONS................................................      1
    1.1.     Defined Terms.....................................      1
    1.2.     Financial Terms...................................      6

2.  REPRESENTATIONS AND WARRANTIES.............................      6
    2.1.     Valid Existence and Power.........................      6
    2.2.     Authority.........................................      6
    2.3.     Financial Condition...............................      6
    2.4.     Litigation........................................      7
    2.5.     Agreements, Etc...................................      7
    2.6.     Authorizations....................................      7
    2.7.     Title.............................................      8
    2.8.     Federal Reserve Regulations.......................      8
    2.9.     Location..........................................      8
    2.10.    Taxes.............................................      8
    2.11.    Withholding Taxes.................................      8
    2.12.    Labor Law Matters.................................      9
    2.13.    Judgment Liens....................................      9
    2.14.    Intent and Effect of Transactions.................      9
    2.15.    Subsidiaries......................................      9
    2.16.    Environmental Matters.............................      9
    2.17.    Employee Benefit Plans............................      9
    2.18.    Certain Regulated Industries......................     10
    2.19.    No Material Misstatements.........................     10

3.  THE LOAN...................................................     10
    3.1.     Loan..............................................     10
    3.2.     Limitations on Advances...........................     11
    3.3.     Notice and Manner of Borrowing....................     11
    3.4.     Calculation of Interest...........................     12
    3.5.     Special Loan Account..............................     12
    3.6.     Overdue Amounts...................................     12
    3.7.     Letters of Credit; Banker's Acceptances...........     12
    3.8.     Fees..............................................     13

4.  CONDITIONS PRECEDENT TO BORROWING..........................     14
    4.1.     Conditions Precedent to Initial Advance...........     14
    4.2.     Conditions Precedent to Each Advance..............     16




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5.  COVENANTS OF THE BORROWER.......................................    16
    5.1.     Use of Loan Proceeds...................................    16
    5.2.     Maintenance of Business and Properties.................    16
    5.3.     Insurance..............................................    17
    5.4.     Notices................................................    17
    5.5.     Inspections............................................    17
    5.6.     Financial Information..................................    17
    5.7.     Debt...................................................    18
    5.8.     Liens..................................................    18
    5.9.     Dividends..............................................    18
    5.10.    Merger, Sale, Etc......................................    19
    5.11.    Loans and Other Investments............................    19
    5.12.    Change in Business.....................................    19
    5.13.    Transactions with Affiliates...........................    19
    5.14.    No Sale, Leaseback.....................................    19
    5.15.    Margin Stock...........................................    19
    5.16.    Payment of Taxes, Etc..................................    19
    5.17.    Subordination..........................................    20
    5.18.    Compliance; Hazardous Substances.......................    20
    5.19.    Subsidiaries...........................................    20
    5.20.    Withholding Taxes......................................    20
    5.21.    Deposit Accounts.......................................    20
    5.22.    ERISA..................................................    20
    5.23.    Financial Covenants....................................    21
    5.24.    Management; Control....................................    21
    5.25.    Further Assurances.....................................    22

6.  DEFAULT.........................................................    22
    6.1.     Events of Default......................................    22
    6.2.     Remedies...............................................    23

7.  MISCELLANEOUS...................................................    24
    7.1.     No Waiver, Remedies Cumulative.........................    24
    7.2.     Survival...............................................    24
    7.3.     Expenses...............................................    24
    7.4.     Notices................................................    25
    7.5.     Governing Law..........................................    25
    7.6.     Successors and Assigns.................................    25
    7.7.     Counterparts...........................................    25
    7.8.     No Usury...............................................    25
    7.9.     Approvals..............................................    26
    7.10.    Jurisdiction, Service of Process.......................    26
    7.11.    Multiple Borrowers.....................................    26
    7.12.    Waiver of Jury Trial...................................    26

                           REVOLVING CREDIT AGREEMENT



         THIS AGREEMENT (the "AGREEMENT"), dated as of April 3, 1996 between BARNETT INC., a Delaware corporation (the "BORROWER"), and FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association (the "BANK");


                              W I T N E S S E T H :


         In consideration of the premises and of the mutual covenants herein contained and to induce the Bank to extend credit to the Borrower, the parties agree as follows:

         1. DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

                  1.1.     Defined Terms.

                           "ADVANCE" shall mean an advance of proceeds of the
Loan to the Borrower pursuant to this Agreement, on any given Advance Date.

                           "ADVANCE DATE" shall mean the date as of which an
Advance is made.

                           "ADVANCE REQUEST" shall mean the written request for
an Advance under the Loan as defined in Section ("Notice and Manner of Borrowing") hereof.

                           "AFFILIATE" of a named Person shall mean (a) any
Person directly or indirectly owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer or director of such named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

                           "BUSINESS DAY" shall mean a weekday on which
commercial banks are open for business in Jacksonville, Florida.

                           "COMMITMENT FEE" shall have the meaning ascribed to
that term in Section 3.8 ("Fees").

                           "DEBT" shall mean all liabilities of a Person as
determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable, and shall include, without limitation (a) all obligations for borrowed money or purchased assets,
(b) obligations secured by assets whether or not any personal liability exists,
(c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner,

(f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and (g) obligations for deposits.

                           "DEFAULT RATE" shall mean the highest lawful rate of
interest per annum specified in any Note to apply after a default under such Note or, if no such rate is specified, a rate equal to the lesser of (a) five
(5) percentage points above the rate or rates on the Loan otherwise in effect from time to time, or (b) the highest rate of interest allowed by law.

                           "EFFECTIVE DATE" shall mean the date that the Bank
delivers to the Borrower a written notice that all conditions set forth in
Section 4.1 ("Conditions Precedent to Initial Advance") have been satisfied or waived.

                           "ENVIRONMENTAL AND SAFETY LAWS" shall have the
meaning set forth in Section 2.16 ("Environmental Matters").

                           "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as the same may be amended from time to time.

                           "ERISA AFFILIATE" shall mean any trade or business
(whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.

                           "EVENT OF DEFAULT" shall mean any event specified as
such in Section 6.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "DEFAULT" or "DEFAULT" shall mean any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

                           "GAAP" shall mean generally accepted accounting
principles in the United States of America as in effect from time to time.

                           "HAZARDOUS SUBSTANCES" shall have the meaning
ascribed to that term in Section 2.16 ("Environmental Matters").

                           "INDEBTEDNESS" shall mean all obligations now or
hereafter owed to the Bank by the Borrower under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, sums advanced to pay overdrafts on any account maintained by the Borrower with the Bank, reimbursement obligations for outstanding letters of credit or banker's acceptances issued for the account of the Borrower or its Subsidiaries, amounts paid by the Bank under letters of credit or drafts accepted by the Bank for the account of the Borrower or its Subsidiaries, together with all interest accruing thereon, all fees, all costs of collection, attorneys' fees and expenses of or advances by the Bank which the Bank pays or incurs in discharge of obligations of the Borrower, whether such amounts are now due or hereafter become due, direct or indirect, and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

                           "INVESTMENTS" shall have the meaning ascribed to that
term in Section 5.11 ("Loans and Other Investments").

                           "LIEN" (collectively "LIENS") shall mean any
mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, financing lease, collateral assignment or other encumbrance, or any segregation of assets or revenues (whether or not constituting a security interest) with respect to any present or future assets, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used.

                           "LOAN" shall mean the Loan identified in Section
3.1 hereof ("Loan").

                           "LOAN DOCUMENTS" shall mean this Agreement, the
Note, the Advance Requests, letter of credit applications, and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing any obligations contemplated hereby or delivered in connection herewith, as they may be modified.

                           "MARGIN STOCK" shall have the meaning set forth in
Regulation U of the Board of Governors of the Federal Reserve System.

                           "MATURITY DATE" shall have the meaning ascribed to
that term in Section 3.1 ("Loan").

                           "MAXIMUM LOAN COMMITMENT" shall mean $15,000,000 or
such greater amount as the Bank may consent to in writing from time to time.

                           "MULTIEMPLOYER PLAN" shall mean a multiemployer plan
as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                           "NOTE" shall mean the Revolving Note, as defined in
Section 3.1 ("Loan"), and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

                           "PBGC" shall mean the Pension Benefit Guarantee
Corporation referred to and defined in ERISA.

                           "PERMITTED DEBT" shall mean (a) the Indebtedness; and
(b) any other Debt listed on Exhibit 1.1A hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt if, and to the extent, permitted by Exhibit 1.1A; provided,

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however, that the principal amount of such Debt may not be increased from the amount permitted by such exhibit; and (c) such other Debt as the Bank may consent to in writing from time to time.

                           "PERMITTED INVESTMENTS" shall mean:

                                    (a) Purchases of direct obligations of the
         federal government or obligations unconditionally guaranteed by the federal government;

                                    (b) Deposits in federally insured commercial
         banks having capital and surplus exceeding $250 million;

                                    (c) Commercial paper of any U.S. corporation
         having the highest ratings then given by Moody's Investors Service, Inc. or Standard & Poor's Corporation;

                                    (d) Endorsement of negotiable instruments
         for collection in the ordinary course of business;

                                    (e) Investments in bona fide interest rate
         and currency hedging agreements to the extent reasonably necessary to eliminate or reduce interest rate and/or foreign exchange risk;

                                    (f) Reputable money market funds; and

                                    (g) Other investments described on Exhibit
         1.1C (if any);

                           "PERMITTED LIENS" shall mean:

                                    (a) Liens for taxes and other statutory
         Liens, Liens of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, and similar Liens arising out of operation of law so long as the obligations secured thereby are not past due or are being contested as permitted herein;
         (b) Liens described on Exhibit 1.1B hereto (if any); (c) liens arising in the ordinary course of business in favor of custom and revenue authorities to secure payment of custom duties; (d) security for payment of workers compensation or other insurance or social security obligations; (e) security for performance of tenders, contracts (other than contracts for the payment of money) or leases entered into in the ordinary course of business; (f) deposits for sewer, public or statutory obligations, or in lieu of surety, performance or appeal bonds entered into the ordinary course of business; and (g) such other Liens as the Bank may consent to in writing from time to time.

                           "PERSON" shall mean any natural person, corporation,
unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government, or any agency or political subdivision of any government.

                           "PLAN" shall mean any pension plan (other than a
Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code which is maintained for employees of the Borrower or any ERISA Affiliate.

                           "PRIME RATE" shall mean that index rate of interest
per annum announced from time to time by the Bank (or its successor) as its "prime rate" or "prime lending rate" (which rate shall not necessarily be the best or lowest rate for any particular type of loan or for loans to any particular class or category of customer). A change in the Prime Rate shall become effective from the beginning of the day on which such change is announced by the Bank. If the Bank ceases to publish a prime rate index, it shall substitute a comparable index rate by written designation to the Borrower.

                           "REGISTRATION STATEMENT" means the Registration
Statement of the Borrower on Form S-1 which was filed with the Securities and Exchange Commission on March 5, 1996.

                           "REPORTABLE EVENT" shall mean any reportable event as
defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

                           "SPECIAL LOAN ACCOUNT" shall mean the demand deposit
account established pursuant to Section 3.5 hereof ("Special Loan Account").

                           "SUBSIDIARY" shall mean any corporation, partnership
or other Person in which the Borrower (or other Person as the context may require), directly or indirectly, through ownership of other entities or otherwise, owns more than fifty percent (50%) of any class of stock, capital or income interests, equity interests or other beneficial interests, or which is effectively controlled by the Borrower.

                           "TAX SHARING AGREEMENT" shall mean the Tax Sharing
Agreement by and among Waxman, the Borrower and others dated May 20, 1994.

                           "WAXMAN" means Waxman USA Inc. and/or Waxman
Industries, Inc.

                           "WITHDRAWAL LIABILITY" shall mean liability to a
Multiemployer plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meanings shall be specified.

         2. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan

Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the Effective Date hereof and as of the Advance Date of any Advance by the Bank to the Borrower:

                  2.1. Valid Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a material adverse effect on it, including those jurisdictions described in
Section 2.9 ("Location"). The Borrower and each other Person which is a party to any Loan Document (other than the Bank) has the power and authority to own its property, carry on its business and make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally and to the discretion of a court in enforcing equitable remedies.

                  2.2. Authority. The execution, delivery and performance thereof by the Borrower and each other Person (other than the Bank) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected if the result thereof would be a material adverse effect on the Borrower.

                  2.3. Financial Condition. The financial statements and schedules of the Borrower included in the Registration Statement present fairly the financial position of the Borrower as of the respective dates of such financial statements, and the results of operations and cash flows of the Borrower for the respective periods covered thereby, all in conformity with GAAP consistently applied throughout the periods involved, except as disclosed in the Registration Statement's Prospectus; and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. The financial information set forth in the Prospectus under the caption "Summary Financial Data" and "Selected Financial Information and Operating Data" presents fairly on the basis stated in the Prospectus, the information set forth therein; and the pro forma financial statements and other pro forma information included in the Prospectus present fairly the information shown therein, have been prepared in accordance with GAAP and the Security and Exchange Commission's rules and guidelines with respect to pro forma financial statements and other pro forma information, have been properly compiled on the pro forma basis described therein, and, in the opinion of the Borrower, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate under the circumstances. The Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to the

Borrower, such as general economic or industry trends) concerning the conditions or future prospects of the Borrower or any Subsidiary which has not been fully disclosed to the Bank, including any material adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to the Bank.

                  2.4. Litigation. Except as disclosed on Exhibit 2.4 (if any), there are no suits or proceedings pending, or to the knowledge of the Borrower, threatened, before any court or by or before any governmental or regulatory authority, commission, bureau of agency or public regulatory body against or affecting the Borrower or any Subsidiary, or their assets, which if adversely determined would have a material adverse effect on the financial condition or business of the Borrower.

                  2.5. Agreements, Etc. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, properties or assets, operations or condition (financial or otherwise) nor is any such Person in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party, or any law, regulation, decree, order or the like which default is likely to have a material adverse effect on the Borrower.

                  2.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by the Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, where the failure to obtain any such authorization, consent, approval or license or which default would likely have a material adverse effect on the Borrower. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

                  2.7. Title. The Borrower and each Subsidiary has good title to, or a valid leasehold interest in, all of the assets shown in its financial statements to be owned or leased by it, free and clear of all Liens, except Permitted Liens. Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

                  2.8. Federal Reserve Regulations.

                           (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                           (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation G, U or X.

                  2.9. Location. Exhibit 2.9 is a true and complete listing of all places where the Borrower and its Subsidiaries have places of business.

                  2.10. Taxes. The Borrower and each Subsidiary has filed all federal and state income and other tax returns which, to the best knowledge of the Borrower, are required to be filed, and has paid all taxes as shown on said returns and all taxes, including ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither the Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes which is likely to have an adverse material effect on the financial condition of the Borrower. The Borrower and each Subsidiary has paid all sales and excise taxes payable by it. Federal income tax returns for the Borrower and its Subsidiaries have been examined by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including June 30, 1993. The Borrower's liability for taxes accrued as a member of a consolidated group with Waxman is as described in the Registration Statement. To the best knowledge of the Borrower, the net operating loss carryforwards available to Waxman as of the date hereof are approximately $42 million. The Tax Sharing Agreement is in full force and effect and is a binding obligation of Waxman and the other parties thereto, subject to laws relating to creditors' rights generally.

                  2.11. Withholding Taxes. The Borrower and each Subsidiary has paid all material withholding, FICA and other payments required by federal, state or local governments with respect to any wages paid to employees.

                  2.12. Labor Law Matters. No goods or services have been or will be produced by the Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

                  2.13. Judgment Liens. Neither the Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment Liens in any jurisdiction.

                  2.14. Intent and Effect of Transactions. This Agreement and the transactions contemplated herein (a) are not made or incurred with intent to hinder, delay or defraud any person to whom the Borrower has been, is now, or may hereafter become indebted; (b) do not render the Borrower insolvent nor is the Borrower insolvent on the date of this Agreement; (c) do not leave the Borrower with an unreasonably small capital with which to engage in its business or in any business or transaction in which it intends to engage; and (d) are not entered into with the intent to incur, or with the belief that the Borrower would incur, debts that would be beyond its ability to pay as such debts mature.

                  2.15. Subsidiaries. The Borrower has no Subsidiaries on the date of this Agreement.

                  2.16. Environmental Matters. The Borrower and each Subsidiary has complied in all material respects with all federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health and safety, including those listed in this Section ("ENVIRONMENTAL AND SAFETY LAWS"), the violation of which would likely have a material adverse effect on the Borrower. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply which alone or together with any other such failure could result in a material adverse effect on the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary is engaged in manufacturing distributing, processing, transporting, storing or disposing of hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants (collectively, "HAZARDOUS SUBSTANCES"), as those terms are used in the federal Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, as they may have been amended, or any regulations promulgated pursuant thereto or in any other applicable federal, state or local law, regulation or ordinance, except as may be described on Exhibit 2.16 hereof (if any) which is likely to have a material adverse effect on the Borrower.

                  2.17. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder, except as heretofore disclosed in writing to the Bank, and will promptly take all action necessary to effect compliance. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a material adverse effect on the Borrower. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a material adverse effect on the Borrower.

                  2.18. Certain Regulated Industries. Neither the Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended or a "holding company" as defined in the Public Utility Holding Company Act of 1935, as amended.

                  2.19. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Registration Statement) contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading. The Bank shall be entitled to rely on the information contained in the Registration Statement relating to the Borrower, or its business, condition, prospects or obligations to the same extent as if such information were contained in a representation herein.

         3.       THE LOAN.

                  3.1. Loan. So long as no Default or Event of Default has occurred and is continuing, and subject to the limitations set forth herein, the Bank agrees to lend to the Borrower a total principal amount not to exceed the Maximum Loan Commitment (the "LOAN") for working capital to be used in the operation of the Borrower's business. The Loan shall be evidenced by and payable in accordance with the terms of a promissory note in the face amount of the Maximum Loan Commitment (the "REVOLVING NOTE"). The Revolving Note shall evidence the outstanding principal balance of the Loan, as it may change from time to time. Advances under the Loan shall be subject to the following terms:

                           (a) Advances of proceeds of the Loan shall be limited to the Maximum Loan Commitment at any time outstanding;

                           (b) Should there occur any overdraft of any deposit account maintained by the Borrower or any Subsidiary with the Bank, the Bank may, at its option, disburse funds (whether or not in excess of the Maximum Loan Commitment) to eliminate such overdraft and such disbursement shall be deemed an Advance of Loan proceeds hereunder entitled to all of the benefits of the Loan Documents. Nothing herein shall be deemed an authorization of or consent to the creation of an overdraft in any account or create any obligations on the part of the Bank;

                           (c) All Advances by the Bank to or for the account of the Borrower, whether or not in excess of the Maximum Loan Commitment, shall be considered part of the Indebtedness under the Note, shall bear interest as provided in the Note, and shall be entitled to all rights and benefits hereunder and under all other Loan Documents; and

                           (d) The Borrower shall not request and the Bank will not be required to consider requests for Advances after the third anniversary of the date hereof (the "MATURITY DATE" ); provided that the Bank may in its discretion extend such date in writing and further provided that the repayment obligations of the Borrower for Advances made by the Bank after such date (as it may be extended) shall be binding on the Borrower or other persons liable for any Indebtedness to the same extent as obligations with respect to Advances made prior to such date.

                  3.2. Limitations on Advances. The outstanding balance of the Loan may increase and decrease from time to time, and Advances thereunder may be repaid and reborrowed, but the total of Advances outstanding at any one time under the Loan shall never exceed the Maximum Loan Commitment. The Borrower shall immediately pay to the Bank any amount by which the Loan exceeds the Maximum Loan Commitment. The Bank may, in its discretion, make, or permit to remain outstanding, Advances to the Borrower in excess of the Maximum Loan Commitment and all such amounts shall be part of the Loan and Indebtedness, shall bear interest as provided in the Note, shall be payable on demand and shall be entitled to all rights and security provided for herein and all other Loan Documents.

                  3.3. Notice and Manner of Borrowing. Unless another satisfactory procedure for disbursements is agreed upon in writing by the parties, the following procedure will be used for disbursement of proceeds of the Loan. The Borrower shall deliver a written and signed Advance Request (the "ADVANCE REQUEST") (which may be by facsimile) to the Bank not later than 12:00 noon, Jacksonville time, on the Business Day of the proposed Advance Date, in the form attached hereto as Exhibit 3.3 (or such other form as the Bank may require), setting forth the amount of the requested Advance, the proposed Advance Date (which shall be a Business Day), and providing such other information as the Bank may require. The Bank may, but shall not be required to, accept oral requests for Advances, in which event the Borrower agrees to deliver a written Advance Request by facsimile within one Business Day from the time of such oral request.


                  3.4. Calculation of Interest. All interest under the Note or hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed in an interest period (actual/360 method).

                  3.5. Special Loan Account. The Borrower shall establish and maintain with the Bank, during the term of the Loan, a demand deposit account (the "SPECIAL LOAN ACCOUNT") into which the Bank shall deposit all proceeds of the Loan.

                  3.6. Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate.

                  3.7. Letters of Credit; Banker's Acceptances.

                           (a) So long as no Default or Event of Default occurs and is continuing and subject to the limitations set forth herein, the Bank will from time to time issue, extend or renew documentary letters of credit and/or banker's acceptances for the account of the Borrower or its Subsidiaries to facilitate the purchase of inventory by the Borrower and/or its Subsidiaries; provided that the maximum aggregate obligations of the Bank under all letters of credit and banker's acceptances shall not exceed $4,000,000 and, in any event, the sum of such aggregate obligations plus the outstanding principal amount of the Loan shall not exceed the Maximum Loan Commitment. The availability of Advances under the Loan shall be reduced by outstanding obligations of the Bank under any letters of credit and banker's acceptances. All payments made by the Bank under any such letters of credit and banker's acceptances (whether or not the Borrower is the account party) and all fees, commissions, discounts and other amounts owed to the Bank in connection therewith, shall be deemed to be Advances under the Revolving Note. The Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as the Bank may require. The form and substance of all letters of credit and banker's acceptances, including expiration dates, shall be subject to the Bank's approval. The Bank may charge a fee or commission for issuance, transfer, renewal or extension of a letter of credit and banker's acceptance. The Borrower unconditionally guarantees all obligations of any Subsidiary with respect to letters of credit and banker's acceptances issued by the Bank for the account of such Subsidiary. If the Loan shall mature, including maturity upon acceleration, the Borrower shall, on demand, deliver to the Bank good funds equal to 100% of the Bank's maximum liability under all outstanding letters of credit and banker's acceptances, to be held as cash collateral for the Borrower's reimbursement obligations and other Indebtedness.

                           (b) In order to induce Bank to issue letters of credit and banker's acceptances, the Borrower agrees that neither Bank nor its correspondents or agents shall be liable or responsible for, and the Borrower's unconditional obligation to reimburse Bank for the obligations shall not be affected by, any event or circumstance, including without limitation: (i) the validity, enforceability, genuineness or sufficiency of documents or of any endorsement thereon existing in connection with any letter of credit or banker's acceptance, even if such documents should in fact prove in any or all respects to be invalid, unenforceable, insufficient, fraudulent or forged; (ii) any breach of contract or other dispute between the Borrower or its Subsidiary and any beneficiary of a letter of credit or holder of a draft accepted by the Bank; (iii) payment by the Bank upon presentation of a draft or documents which do not comply in any respect with the terms of such letter of credit or draft; (iv) loss of or damage to any collateral; (v) the invalidity or insufficiency of any endorsements; (vi) delay in giving or failure to give notice of arrival or any other notice; (vii) failure of any instrument to bear any reference or adequate reference to the letter of credit or draft or to documents to accompany any instrument at negotiation; or (viii) failure of any person to note the amount of any payment on the reverse of the letter of credit or to surrender or take up the letter of credit or to forward documents in the manner required by the letter of credit; or
         (ix) any other matter whatsoever excepting only with respect to each of the foregoing items the gross negligence (or negligence as to (iii) above), bad faith or willful misconduct of the Bank or its agent. The Borrower agrees that any action taken or permitted to be taken by the Bank or its agent under or in connection with any letter of credit or banker's acceptance, including related drafts, documents, or property, unless constituting gross negligence (or negligence as to (iii) above), bad faith or willful misconduct on the part of the Bank or its agent, shall be binding on the Borrower and shall not create any resulting liability to the Borrower on the part of the Bank or its agent. The Borrower will immediately examine (a) a copy of the letter of credit (and of any amendments thereof) sent to it by the Bank or its agent, and (b) all drafts, instruments and documents delivered to it from time to time by the Bank or its agents, and the Borrower will immediately notify the Bank in writing of any claim or irregularity.

                           (c) Any letter of credit issued hereunder shall be governed by the Uniform Customs of Practice for Documentary Credit (1993 Rev.), International Chamber of Commerce Publication No. 500, as revised from time to time, except to the extent that the terms of such publication would limit or diminish rights granted to the Bank hereunder or in any other Loan Document.

                  3.8.     Fees.

                           (a) The Borrower shall pay to the Bank an initial loan fee of $10,000 payable upon execution of this Agreement, which fee shall be a credit against any Commitment Fees payable under Subsection
         (b) below during the 12-month period following the Effective Date.

                           (b) The Borrower agrees to pay to the Bank, on the last day of March, June, September and December in each year, and on the date on which the commitment of such Bank to make Loans shall be terminated as provided herein, a commitment fee (a "COMMITMENT FEE") of 1/10 of 1% (0.001) per annum on the average daily unused amount of the Maximum Loan Commitment during the preceding quarter (or shorter period commencing with the date hereof or ending with the maturity date or the date on which the commitment of the Bank shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fees shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitment of the Bank shall be terminated as provided herein. The "unused" amount shall mean the Maximum Loan Commitment less (i) the outstanding principal balance of the Loan and
         (ii) the aggregate obligations of the Bank under letters of credit issued pursuant to this Agreement for the account of the Borrowers and its Subsidiaries.

         4. CONDITIONS PRECEDENT TO BORROWING. Prior to any Advance of the proceeds of any Loan, the following conditions shall have been satisfied, in the sole opinion of the Bank and its counsel:

                  4.1. Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, the Bank will not be required make the initial Advance under the Loan or issue any letter of credit unless and until the following conditions shall have been satisfied:

                           (a) Loan Documents. The Borrower and each other party to any Loan Documents, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance satisfactory to the Bank.

                           (b) Supporting Documents. The Borrower shall cause to be delivered to the Bank the following documents:

                                    (i) A copy of the governing instruments of
                  the Borrower and each Subsidiary, and a good standing certificate of the Borrower and each Subsidiary, certified by the appropriate official of its state of incorporation and each jurisdiction where qualification to do business is required;

                                    (ii) Incumbency certificate and certified
                  resolutions of the board of directors of the Borrower and each other Person executing any Loan Documents authorizing the execution, delivery and performance of the Loan Documents;

                                    (iii) At the Bank's request, UCC-11 searches
                  and other Lien searches showing no existing security interests in or Liens on the property of the Borrower and its Subsidiaries other than Permitted Liens and those Liens to be terminated pursuant to subparagraph (iv) below;

                                    (iv) UCC-3 termination statements evidencing
                  satisfaction of liens securing the debt referred to in
                  Section 4.1(i) herein and other liens other than Permitted Liens; and

                                    (v) An opinion of counsel to the Borrower
                  and its Subsidiaries as to such matters as the Bank or its counsel may reasonably require, which opinion shall be satisfactory in form and substance to the Bank and its counsel.

                           (c) Insurance. At the Bank's request, the Borrower shall have delivered to the Bank satisfactory evidence of insurance meeting the requirements of Section 5.3 ("Insurance").

                           (d) Issuance of Stock. The Registration Statement shall have become effective and the Borrower shall have received net proceeds from the sale of stock thereunder of not less than $42,000,000, resulting in a Tangible Net Worth of the Borrower of not less than $36,500,000.

                           (e) Subsidiary Status. Waxman shall not own, directly or indirectly, more than 49.9% of any class of voting securities of the Borrower and the Borrower shall no longer be a "Subsidiary" of Waxman or any of its Subsidiaries within the meaning of any indenture of trust or other agreements or instruments governing indebtedness of Waxman or any of its Subsidiaries, with the result that no covenants or restrictions under such indentures, agreements or instruments which apply to such "Subsidiaries" shall apply to the Borrower or its Subsidiaries.

                           (f) Tax Sharing Agreement. The Tax Sharing Agreement shall have been executed and delivered and shall be in full force and effect.

                           (g) Registration Statement. The Registration
         Statement shall be substantially in the form it was delivered to the Bank.

                           (h) Financial Statements. There shall not have occurred any material adverse change in the condition, financial or otherwise, or pro forma condition, of the Borrower from that contained in the Registration Statement.

                           (i) Satisfaction of Debt. The Bank shall have received evidence satisfactory to it that (A) all direct or contingent obligations of the Borrower or any of its Subsidiaries to (or for the benefit of) Waxman or its Subsidiaries (other than trade payables generated in the ordinary course of business) have been paid in full and canceled and all security therefor released, and (B) all direct or contingent obligations of the Borrower or its Subsidiaries to (or for the benefit of) Citibank, N.A. have been paid in full and canceled and all security therefor released, except for unsecured reimbursement obligations relating to documentary letters of credit expiring not later than __________, 1996 and in an aggregate face amount not exceeding $_______________.

                           (j) Agreements. The only Agreements between the Borrower and Waxman and/or its Affiliates (other than the Borrower) shall be those disclosed in and filed as exhibits to the Registration Statements.

                           (k) Additional Documents. The Borrower shall have delivered to the Bank all additional opinions, documents, certificates and other assurances that the Bank or its counsel may reasonably require.

                  4.2. Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance
Request:

                           (a) Advance Request. The Borrower shall have delivered to the bank an Advance Request and other information, as required under Section 3.3 ("Notice and Manner of Borrowing").

                           (b) No Default. No Default or Event of Default shall have occurred and be continuing or will occur upon the making of the Advance in question and the Borrower shall have delivered to the Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

                           (c) Correctness of Representations. All
         representations and warranties made or deemed to be made by the Borrower herein or otherwise in writing in connection herewith shall be true and correct with the same effect as though the representations and warranties had been made on and as of the proposed Advance and the Borrower shall have delivered to the Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

                           (d) Further Assurances. The Borrower shall have delivered such further documentation or assurances as the Bank may reasonably require.

         5. COVENANTS OF THE BORROWER. The Borrower covenants and agrees that from and after the Effective Date and until payment in full of the Indebtedness and the formal termination of this Agreement, unless the Bank shall otherwise consent in writing, the Borrower and each Subsidiary:

                  5.1. Use of Loan Proceeds. Shall use the proceeds of the Loan only for the commercial purposes permitted herein or otherwise permitted by the Bank and furnish the Bank all evidence that it may reasonably require with respect to such use.

                  5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make, or cause to be made, all material necessary repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may continue to be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

                  5.3. Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance as may be required by law, as may be customary and usual for prudent businesses in its industry or as may be reasonably required by the Bank and shall insure and keep insured all such properties with good and reputable insurance companies satisfactory to the Bank. All hazard insurance shall be in amounts and shall contain co-insurance and deductible provisions approved by the Bank, and shall not be terminable except upon 30 days' written notice to the Bank.

                  5.4. Notices. Shall provide to the Bank immediate written notice of (a) the occurrence of a Default; (b) any litigation or material changes in existing litigation which, if determined adversely to such Person, would likely result in a loss of $500,000 or more (in excess of insurance proceeds available with respect thereof, if any) or $1,000,000 regardless of insurance coverage; (c) any damage or loss to property involving a loss of $500,000 or more (in excess of insurance proceeds available with respect thereto, if any) or $1,000,000 regardless of insurance coverage or any judgment against the Borrower or any Subsidiary of $500,000 or more (in excess of insurance proceeds available with respect thereto, if any) or $1,000,000 regardless of insurance coverage; (d) any notice from taxing authorities as to claimed deficiencies or any tax Lien or any notice relating to alleged ERISA violations which, if determined adversely to such Person, would likely result in a loss of $500,000 or more; (e) any Reportable Event, as defined in ERISA; (f) any loss or threatened loss of licenses or permits if the result would be a loss of $500,000 or more; (g) any change of or decision to change the Borrower's independent accountants and (h) any notice or claim of violation or suspected violation of any laws, regulations or ordinances relating to hazardous or toxic materials, which, if determined adversely to such Person, would likely result in a loss of $500,000 or more.

                  5.5. Inspections. Shall permit inspections, reviews and audits of its properties and records at such times and in such manner as may be reasonably required by the Bank; provided that such inspections shall be limited to no more than two per year unless a Default should exist. The cost of such audits, reviews and inspections shall be borne by the Borrower if a Default exists or if they reveal the existence of a Default.

                  5.6. Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to the Bank the following periodic financial information:

                           (a) Quarterly Reports. Within 45 days after the end of each fiscal quarter, income statement, balance sheet and cash flow statement prepared in accordance with GAAP, as at the end of and for such quarter and year-to-date, each certified by the chief financial officer or president of the Borrower as being true and accurate;

                           (b) Annual Reports. Within 120 days after the end of each fiscal year, income statement and statements of cash flows of the Borrower for such year, and a balance sheet and statement of stockholder equity as of the end of such year, prepared in accordance with GAAP, certified by Arthur Anderson LLP or other independent certified public accountants of national standing selected by the Borrower and reasonably satisfactory to the Bank, which statements shall not be qualified in any material respect; and

                           (c) Certificates. Together with each report required by Subsection (a) and (b), shall submit a certificate of its president or chief financial officer showing the calculations necessary to evidence compliance with the financial covenants of the Borrower contained herein and stating that no Default or Event of Default then exists (or if a Default or Event of Default exists, the nature and duration thereof and the Borrower's intention with respect thereto), and in addition, shall cause the Borrower's independent auditors to submit to the Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a

         Default or Event of Default or if it discovered any such circumstances, the nature and duration thereof;

                           (d) Management Letter. Within ten (10) days after delivery to the Borrower, any management letter or similar report from the Borrower's independent auditors.

                           (e) SEC Reports. Promptly after they become publicly available, copies of all periodic reports and proxy or information statements filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or distributed to its stockholders.

If the Borrower has Subsidiaries, the financial statements required above shall be in consolidated and, if required by the Bank, consolidating form for the Borrower and all Subsidiaries required by GAAP to be consolidated for financial reporting purposes. In addition to the financial statements required herein, the Bank reserves the right to require other or additional financial or other information concerning the Borrower and/or its Subsidiaries that does not produce an undue cost or burden to the Borrower to produce such information.

                  5.7. Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.

                  5.8. Liens. Shall not create or permit to exist any Liens on any of its property except Permitted Liens.

                  5.9. Dividends. Shall not pay or declare any dividends (other than stock dividends) or other distributions or purchase, redeem or otherwise acquire any stock or other equity interests (collectively, "DISTRIBUTION") unless (a) after giving effect thereto, there shall be no Default hereunder; (b) after giving effect thereto, the Borrower's Tangible Net Worth (as defined in Section 5.23 ("Financial Covenants")) would not be less than that required by this Agreement; and (c) the aggregate Distributions with respect to any four consecutive fiscal quarters would not exceed the Borrower's net income for such period or the Borrower's net income after March 31, 1996, whichever is less; provided, however, that any Subsidiary may pay dividends to the Borrower or another Subsidiary wholly-owned by the Borrower.

                  5.10. Merger, Sale, Etc. Shall maintain its corporate existence, good standing and necessary qualifications to do business and shall not merge or consolidate with any Person or acquire all or substantially all of the assets of, or 50% or more of any class of equity interest of, any Person except for Permitted Investments, or sell, lease, assign or otherwise dispose of any Subsidiaries or any substantial portion of its assets (other than sales of obsolete or worn-out equipment, sales of inventory in the ordinary course of business and sales of assets (including stock of Subsidiaries) which constitute Permitted Investments and which do not, in the aggregate, have a book value of more than 5% of the Tangible Net Worth of the Borrower measured at the time of each sale or disposition).

                  5.11. Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "INVESTMENTS") any Person except for Permitted Investments.

                  5.12. Change in Business. Shall not enter into any business which is substantially different from the business or businesses in which it is presently engaged.

                  5.13. Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or become partners or joint venturers with, or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that the transactions described on
Exhibit 5.13 are approved as described in such Exhibit; and further provided that additional transactions that do not involve liability, Investments or obligations of the Borrower and its Subsidiaries in excess of $250,000 at any time outstanding or payments by the Borrower or its Subsidiaries in excess of $250,000 in any 12-month period shall be permitted after written notice to the Bank if such transactions are not materially less advantageous to the Borrower or such Subsidiaries than would be the case if no such affiliation existed.

                  5.14. No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

                  5.15. Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

                  5.16. Payment of Taxes, Etc. Shall pay before delinquent all of its material obligations, debts and taxes, except payment of taxes may, after written notice to the Bank, be contested in good faith by appropriate proceedings provided adequate reserves are established as required by GAAP and further provided that neither the Borrower nor any Subsidiary nor their respective assets are subject to any Liens for the nonpayment of such taxes or other onerous condition.

                  5.17. Subordination. Shall cause all debt and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements satisfactory to the Bank.

                  5.18. Compliance; Hazardous Substances. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all Environmental and Safety Laws. Unless approved in writing by the Bank, neither the Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any Hazardous Substances, whether or not in compliance with applicable laws and regulations except for ordinary and necessary amounts of solvents, paints, cleaning material and similar substances used, stored or sold by the Borrower or its Subsidiaries in the ordinary course of business and in strict compliance with all applicable laws and regulations.

                  5.19. Subsidiaries. Shall not acquire or form any Subsidiaries (except Subsidiaries which are Permitted Investments) or permit any Subsidiary to issue capital stock except to its parent. Any Subsidiary acquired or formed by the Borrower shall join in this Agreement as co-borrower and shall be released from obligations hereunder if all of the Borrower's interest in such Subsidiary is sold or otherwise disposed of in accordance with this Agreement and no Default exists or would exist after such transaction.

                  5.20. Withholding Taxes. Pay as and when due all employee withholding, FICA and other payments required by federal, state and local governments with respect to wages paid to employees, except payment of taxes may, after written notice to the Bank, be contested in good faith by appropriate proceedings provided adequate reserves are established as required by GAAP and further provided that neither the Borrower nor any Subsidiary nor their respective assets are subject to any Liens for the nonpayment of such taxes or other onerous condition.

                  5.21. Deposit Accounts. Maintain their primary operating accounts with the Bank.

                  5.22. ERISA. Comply in all material respects with the applicable provisions of ERISA and furnish directly to the Bank (i) as soon as possible, and in any event within 30 days after any executive officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $250,000, a statement of the president or chief financial officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 412 of the Internal Revenue Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Internal Revenue Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the president or chief financial officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

                  5.23. Financial Covenants. Comply with the following financial covenants on a consolidated basis:

                           (a) The Tangible Net Worth of the Borrower shall not be less than $36,500,000 as at the end of any fiscal quarter, increasing as of the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 1996, by an amount equal to 50% of net income (but not reduced by any loss) for such fiscal quarter;

                           (b) The ratio of total liabilities of the Borrower to Tangible Net Worth of the Borrower shall not be more than 1:1 as at the end of any fiscal quarter;

                           (c) The ratio of current assets of the Borrower to its current liabilities shall not be less than 2.25:1.0 as at the end of any fiscal quarter;

                           (d) The ratio of the Borrower's earnings before interest expense and income taxes to its interest expense shall not be less than 5.0:1 for the four consecutive fiscal quarters last ended (or for the fiscal quarters ended after March 31, 1996 if fewer).

         For purposes of this Section, the term "TANGIBLE NET WORTH" shall be the consolidated net worth of a Person according to GAAP less any write-up of assets subsequent to the Effective Date; deferred assets other than prepaid insurance and prepaid taxes; patents, copyrights, trademarks, trade names, noncompete agreements, franchises and other intangibles; goodwill or other amounts representing the excess of the purchase price of assets or stock over the value assigned thereto on the books of such Person; unamortized debt discount and expense; and any accounts, notes or other amounts due from Affiliates; and any other amounts categorized as intangibles under GAAP.

                  5.24. Management; Control. Any change in the chief executive officer of the Borrower shall be subject to the Bank's approval, not to be unreasonably withheld. The Borrower shall not issue stock or options to Waxman or its Subsidiaries or take any action which would cause or allow the Borrower or any Subsidiary to become a direct or indirect Subsidiary of Waxman or to become subject to any covenants or restrictions in any trust indentures or other agreements to which Waxman or its Subsidiaries are parties or by which their assets are bound.

                  5.25. Further Assurances. Shall take such further action and provide to the Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

         6.       DEFAULT.

                  6.1. Events of Default. Each of the following shall constitute an Event of Default:

                           (a) Any representation or warranty made by the Borrower or any other party to any Loan Document (other than the Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

                           (b) There shall occur any default by the Borrower in the payment, when due, or within 5 days thereafter, of any principal of or interest on the Note, any amounts due hereunder or any other Loan Document or any other Indebtedness (not cured within any grace period provided in the document or instrument evidencing such Indebtedness); or

                           (c) There shall occur any default by the Borrower or any other party to any Loan Document (other than the Bank) in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this
         Section 6.1 and (i) with respect to any default under this Agreement, such default is not cured within 30 days following delivery of written notice of Default to the Borrower and (ii) with respect to any default under the other Loan Documents, such default is not cured within any permitted grace period; provided, however, that no notice shall be required or grace period provided with respect to defaults under Sections 5.3, 5.4, 5.5 and 5.6; or

                           (d) Any other obligation now or hereafter owed by the Borrower or any Subsidiary to the Bank or its Affiliate (including, without limitation, any ISDA Master Agreement relating to interest rate swaps) shall be in default and not cured within any period of grace provided therein or any such Person shall be in default under any obligation in excess of $250,000 ($500,000 with respect to disputed amounts owed to vendors outside the United States) owed to any other obligee (except taxes being contested as permitted by this Agreement), which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

                           (e) The Borrower or any Subsidiary shall (i) voluntarily liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the

         Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

                           (f) Without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Borrower or any Subsidiary any remedy under the federal Bankruptcy Code, the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person, or of all or any substantial part of the assets of such Person, or other like relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts and such proceeding is not dismissed or stayed within 60 days or any stay is lifted; or

                           (g) There shall occur any material loss, theft, damage or destruction of any of the properties of the Borrower or any Subsidiary, which loss amounts to more than $500,000 (after applying proceeds of insurance); or

                           (h) A judgment in excess of $500,000 shall be rendered against the Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than 30 days (except judgments validly covered by insurance with deductible and/or co-insurance amounts of not more than $500,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the assets of the Borrower (on a consolidated basis) by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

                           (i) Waxman should acquire, directly or through intermediaries, more than 49.9% of any class of voting securities of the Borrower or any Subsidiary of the Borrower or the Borrower or any Subsidiary should become subject to any covenant or restriction contained in any trust indenture or other agreement to which Waxman or any of its Subsidiaries is a party or by which its assets are bound.

                  6.2. Remedies. If any Default shall occur, the Bank may, without notice to the Borrower, at its option, withhold further Advances to the Borrower of proceeds of the Loans. Should any Event of Default occur and be continuing, the Bank may declare any or all Indebtedness to be immediately due and payable, bring suit against the Borrower to collect the Indebtedness, exercise any remedy available to the Bank hereunder and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of the Bank to exercise any other remedies.

         7.       MISCELLANEOUS.

                  7.1. No Waiver, Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

                  7.2. Survival. All representations and warranties made herein shall survive the making of the Loans hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Indebtedness is outstanding or there exists any commitment by the Bank to the Borrower. All indemnities and all obligations or rights accruing during the term of this Agreement shall survive payment in full of the Loan and termination of this Agreement.

                  7.3. Expenses. Whether or not the Loans herein provided for shall be made, the Borrower shall pay all reasonable costs and expenses in connection with the preparation, execution, delivery, amendment and enforcement of this Agreement and any Loan Document, including the reasonable fees and disbursements of counsel for the Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal. If the Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any material property of the Borrower or any Subsidiary, the Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit of the Loan Documents. In addition, the Borrower agrees to pay and indemnify and save the Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution or delivery of any Loan Document or the making of any Advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of the Bank or the Borrower with respect to the applicability of such tax. The provisions of this section shall survive payment in full of the Loans and termination of this Agreement. The Borrower acknowledges that it is not relying upon the Bank or the Bank's counsel in determining the applicability of any such taxes.

                  7.4. Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

                  The Bank:         First Union National Bank of Florida
                                    225 Water Street
                                    P.O. Box 2080
                                    Jacksonville, Florida 32231-0010]
                                    Attention: Michael J. Carlin

                  The Borrower:     Barnett Inc.
                                    P.O. Box 2317
                                    3333 Lenox Avenue
                                    Jacksonville, FL
                                    P.O. Box Zip Code: 32203
                                    Street Address Zip Code: 32254
                                    Attention: Andrea Luiga

                  7.5. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Florida and shall be governed by and construed in accordance with the substantive laws of said state.

                  7.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided, that the Borrower may not assign any of its rights hereunder without the prior written consent of the Bank, and any such assignment made without such consent will be void.

                  7.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

                  7.8. No Usury. Notwithstanding anything contained in this Agreement, the Note, or in any other Loan Document to the contrary, in no event will interest or other charges deemed to be interest be chargeable against the Borrower if such amount (combined with any other amounts considered to be in the nature of interest) would exceed the maximum amount permitted by law from time to time while any of the Indebtedness is outstanding, and in the event any amount in excess of the lawful maximum is charged or collected by the Bank or paid by the Borrower, the Borrower shall be entitled to the reimbursement of such excess together with interest thereon at the highest lawful rate at the time of such overcharge.

                  7.9. Approvals. If this Agreement calls for the approval or consent of the Bank, such approval or consent may be given or withheld in the discretion of the Bank unless otherwise specified herein.

                  7.10. Jurisdiction, Service of Process.

                           (a) Any suit, action or proceeding against the Borrower with respect to this Agreement or any Loan Document or any judgment entered by any court in respect thereof may be brought in the courts of Duval County, Florida or in the U.S. District court for the Middle District of Florida as the Bank (in its sole discretion) may elect, and the Borrower hereby accepts the nonexclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. Service of process in any such case may be had against the Borrower by delivery in accordance with the notice provisions herein or as otherwise permitted by law, and the Borrower agrees that such service shall be valid in all respects for establishing personal jurisdiction over it.

                           (b) In addition, the Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Loan Documents or any judgment entered by any court in respect thereof brought in Duval County, Florida or the U.S. District Court for the Middle District of Florida, as selected by the Bank, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Duval County, Florida or in such District Court has been brought in an inconvenient forum.

                  7.11. Multiple Borrowers. If more than one Person is named herein as the Borrower or hereafter joins in this Agreement, all obligations, representations and covenants herein and in other Loan Documents to which the Borrower is a party shall be joint and several.

                  7.12. Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               FIRST UNION NATIONAL BANK OF FLORIDA


                               By /s/ Jeffrey E. Noble
                                  -----------------------------------------
                                        Its Vice President




                               BARNETT INC.


                               By /s/ Andrea M. Luiga
                                  -----------------------------------------
                                        Its Vice President

                              SCHEDULE OF EXHIBITS

         (If any exhibit is omitted, the information called for therein shall be considered "None" or "Not Applicable")


Exhibit          Section Reference                           Title
- -------          -----------------                           -----
  1.1A       1.1 ("Permitted Debt")                      Permitted Debt

  1.1B       1.1 ("Permitted Liens")                     Permitted Liens

  1.1C       1.1 ("Permitted Investments")               Permitted Investments

  2.4        2.4 ("Litigation")                          Litigation

  2.9        2.9 ("Location")                            Offices of Borrower

  2.15       2.15 ("Subsidiaries")                       List of Subsidiaries

  2.16       2.16 ("Environmental Matters")              Environmental Matters

  3.3        3.3 ("Notice and Manner of Borrowing")      Form of Advance Request

  5.13       5.13 ("Transactions with Affiliates")       Approved Transactions with Affiliates

                                  EXHIBIT 1.1A

                                 PERMITTED DEBT

         The following shall be additional Permitted Debt:

         1. Debt in the outstanding amount not to exceed $2,000,000 incurred to purchase tangible assets to be used in the Borrower's business, provided that the principal amount of such debt shall not at any time exceed the purchase price of the assets purchased.

         2. Debt subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements approved in writing by the Bank.

         3. Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms.

         4. Debt of any Subsidiary to the Borrower or another Subsidiary.

                                  EXHIBIT 1.1B

                                 PERMITTED LIENS

         The following shall be additional Permitted Liens:

         1. Deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws.

         2. Attachment, judgment and other similar non-tax Liens not exceeding $250,000 at any one time outstanding arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business.

         3. Liens securing Permitted Debt incurred solely for the purpose of financing the acquisition of tangible assets provided that such Lien does not secure more than the purchase price of such assets and does not encumber property other than the purchased assets.

         4. Liens reflected in UCC filings existing on the date of this Agreement securing the Borrower's obligations under operating leases of such equipment, which filings are shown on Annex A hereto.

                                  EXHIBIT 1.1C

                              PERMITTED INVESTMENTS

         1. Loans and advances to employees for relocation expenses and other needs not to exceed $150,000 at any time outstanding in the aggregate.

         2. Investments in entities (including Subsidiaries and joint ventures) not exceeding, in aggregate book value, five percent of the Tangible Net Worth of the Borrower measured at the time of each such Investment.

                                   EXHIBIT 2.4

                                   LITIGATION



                                   -- None --

                                   EXHIBIT 2.9

                                    LOCATION

                                  EXHIBIT 2.15

                                  SUBSIDIARIES



                                   -- None --

                                  EXHIBIT 2.16

                              ENVIRONMENTAL MATTERS



                                   -- None --

                                   EXHIBIT 3.3

                            [Form of Advance Request]

                                  EXHIBIT 5.13

                      APPROVED TRANSACTIONS WITH AFFILIATES



         3. Tax Sharing Agreement.

         4. Intercorporate Agreement in substantially the form appended to the Registration Statement.

         5. Trade payables/receivables generated in the ordinary course of business of the Borrower and its Subsidiaries.

         6. Registration rights agreement in favor of Waxman in substantially the form appended to the Registration Statement.

         7. Trademark License Agreement in substantially the form appended to the Registration Statement.